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                                                                    EXHIBIT 10.2


                      CORPORATE AND INTERCOMPANY AGREEMENT


            CORPORATE AND INTERCOMPANY AGREEMENT (this "Agreement") dated as of November __, 1999 by and between GENERAL INSTRUMENT CORPORATION, a Delaware corporation ("General Instrument"), and NEXT LEVEL COMMUNICATIONS, INC., a Delaware corporation ("Next Level").

            General Instrument beneficially owns ____ shares of Common Stock, par value $.01 per share ("Common Stock"), of Next Level.

            On the date hereof, Next Level will issue shares of Common Stock in an initial public offering (the "Initial Public Offering") registered under the Securities Act of 1933, as amended.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, General Instrument and Next Level, for themselves, their successors, and assigns, hereby agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

            1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

            "Affiliate" means, with respect to a given Person, any Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote securities having a majority of the voting power for the election of directors (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

            "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

            "Applicable Stock" means at any time the (i) shares of Common Stock owned by the General Instrument Entities owned on the date hereof, plus (ii) shares of Common Stock purchased by the General Instrument Entities pursuant to
Article II of this


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                                                                               2



Agreement or otherwise, plus (iii) shares of Common Stock that were issued to General Instrument Entities in respect of shares described in either clause (i) or clause (ii) in any reclassification, share combination, share subdivision, share dividend, share exchange, merger, consolidation or similar transaction or event.

            "Common Stock" means the Common Stock, any other class of Next Level's capital stock representing the right to vote generally for the election of directors and, if Next Level becomes a subsidiary corporation includable in a consolidated federal income tax return of General Instrument, any other security of Next Level treated as stock for purposes of Section 1504 of the Internal Revenue Code of 1986, as amended.

            "General Instrument Entities" means General Instrument and its Affiliates (other than Affiliates that constitute Next Level Entities), and "General Instrument Entity" shall mean any of the General Instrument Entities.

            "Market Price" of any shares of Common Stock on any date means (i) the average of the last sale price of such shares for the five trading days immediately preceding such date on The Nasdaq Stock Market, Inc. or, if such shares are not listed thereon, on the principal national securities exchange or automated interdealer quotation system on which such shares are traded or (ii) if such sale prices are unavailable or such shares are not so traded, the value of such shares on such date determined in accordance with agreed-upon procedures reasonably satisfactory to Next Level and General Instrument.

            "Next Level California" means Next Level Communications, a California corporation and a wholly-owned subsidiary of General Instrument.

            "Next Level Entities" means Next Level and its Subsidiaries, and "Next Level Entity" shall mean any of the Next Level Entities.

            "Next Level California Merger" means the merger of Next Level California with and into Next Level, pursuant to the Agreement and Plan of Merger among General Instrument, Spencer Trask Investors LLC, a Delaware limited liability company, Next Level California, Next Level Communications L.P., a Delaware limited partnership, and Next Level.

            "Nonvoting Stock" means any class of Next Level's capital stock not representing the right to vote generally for the election of directors.

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            "Ownership Percentage" means, at any time, the fraction, expressed as a percentage and rounded to the next highest thousandth of a percent, whose numerator is the aggregate number of shares of the Applicable Stock and whose denominator is the aggregate number of outstanding shares of Common Stock of Next Level; provided, however, that any shares of Common Stock issued by Next Level in violation of its obligations under Article II of this Agreement shall not be deemed outstanding for the purpose of determining the Ownership Percentage.

            "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

            "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled, directly or indirectly, by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof. "Subsidiary," when used with respect to General Instrument or Next Level, shall also include any other entity Affiliated with General Instrument or Next Level, as the case may be, that General Instrument and Next Level may hereafter agree in writing shall be treated as a "Subsidiary" for the purposes of this Agreement.

            "Tax" or "Taxes" means any Federal, state, local or foreign tax, fee or other assessment or charge of any kind whatsoever including any net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall tax, premium, custom, duty or other tax, together with any interest, penalty, addition to tax, additional amount due or similar items with respect thereto.

            1.2 Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

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                                                                               4



                                   ARTICLE II
                                     OPTIONS

            2.1 Options. (a) Next Level hereby grants to General Instrument, on the terms and conditions set forth herein, a continuing right (the "Common Stock Option") to purchase from Next Level, at the times set forth herein, the number of shares of Common Stock provided in the first sentence of Section 2.3. The Common Stock Option shall be assignable, in whole or in part and from time to time, by General Instrument to any General Instrument Entity. The exercise price for the shares of Common Stock purchased pursuant to the Common Stock Option shall be the Market Price of the Common Stock as of the date of first delivery of notice of exercise of the Common Stock Option by General Instrument (or its permitted assignee hereunder) to Next Level.

            (b) The provisions of Section 2.1(a) hereof notwithstanding, the Common Stock Option granted pursuant to Section 2.1(a) shall not apply and shall not be exercisable in connection with the issuance by Next Level of any shares of Common Stock pursuant to any stock option or other executive or employee benefit or compensation plan maintained by Next Level, so long as, from and after the date hereof and prior to the issuance of such shares, Next Level has repurchased from stockholders and not subsequently reissued a number of shares equal or greater to the number of shares to be issued in any such issuance.

            (c) Next Level hereby grants to General Instrument, on the terms and conditions set forth herein, a continuing right (the "Nonvoting Stock Option" and, together with the Common Stock Option, the "Options") to purchase from Next Level, at the times set forth herein, such number of shares of Nonvoting Stock as is necessary to allow the General Instrument Entities to own 80 percent of each class of outstanding Nonvoting Stock. The Nonvoting Stock Option shall be assignable, in whole or in part and from time to time, by General Instrument to any General Instrument Entity. The exercise price for the shares of Nonvoting Stock purchased pursuant to the Nonvoting Stock Option shall be the price at which such Nonvoting Stock is then being sold to third parties, or, if no Nonvoting Stock is being sold, the fair market value thereof as determined in good faith by the Board of Directors of Next Level.

            2.2 Notice. At least 20 business days prior to the issuance of any shares of Common Stock (other than (i) in connection with the Initial Public Offering, including the full exercise of all underwriters' over-allotment options granted in connection therewith, (ii) issuances of Common Stock to any


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General Instrument Entity and (iii) pursuant to any stock option or other executive or employee benefit or compensation plan maintained by Next Level) or the first date on which any other event could occur that, in the absence of a full or partial exercise of the Common Stock Option, would result in any reduction in the Ownership Percentage, Next Level will notify General Instrument in writing (a "Common Stock Option Notice") of any plans it has to issue such shares or the date on which such event could first occur; provided that, within five business days after the end of each fiscal quarter, Next Level will notify General Instrument in writing of the number of shares issued in such quarter pursuant to any stock option or other executive or employee benefit or compensation plan maintained by Next Level (the "Quarterly Plan Notice"). At least 20 business days prior to the issuance of any shares of Nonvoting Stock (other than issuances of Nonvoting Stock to any General Instrument Entity) or the first date on which any event could occur that, in the absence of a full or partial exercise of the Nonvoting Stock Option, would result in the General Instrument Entities owning less than 80 percent of each class of outstanding Nonvoting Stock, Next Level will notify General Instrument in writing (a "Nonvoting Stock Option Notice" and, together with a Common Stock Option Notice, an "Option Notice") of any plans it has to issue such shares or the date on which such event could first occur. Each Option Notice must specify the date on which Next Level intends to issue such additional shares or on which such event could first occur (such issuance or event being referred to herein as an "Issuance Event" and the date of such issuance or event as an "Issuance Event Date"), the number of shares Next Level intends to issue or may issue and the other terms and conditions of such Issuance Event.

            2.3 Option Exercise and Payment. The Common Stock Option may be exercised by General Instrument (or any General Instrument Entity to which all or any part of the Common Stock Option has been assigned) for a number of shares equal to or less than the number of shares that are necessary for the General Instrument Entities to maintain, in the aggregate, the Ownership Percentage prior to giving effect to the applicable Issuance Event or any issuance by Next Level of any shares of Common Stock pursuant to any stock option or other executive or employee benefit or compensation plan maintained by Next Level prior to the applicable date of exercise of the Common Stock Option (with respect to which the Common Stock Option has not been previously exercised). The Nonvoting Stock Option may be exercised by General Instrument (or any General Instrument Entity to which all or any part of the Nonvoting Stock Option has been assigned) for a number of shares equal to or less than the number of shares that are necessary for the General Instrument Entities to own, in the aggregate, 80 percent of each class of outstanding Nonvoting Stock. Each Option may be exercised at any time after receipt of


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an applicable Option Notice and prior to the applicable Issuance Event Date (or within 20 business days after the delivery of the Quarterly Plan Notice) by the delivery to Next Level of a written notice to such effect (an "Exercise Notice") specifying (i) the number of shares of Common Stock or Nonvoting Stock, as the case may be, to be purchased by General Instrument, or any of the General Instrument Entities and (ii) a calculation of the exercise price for such shares. Upon any such exercise of either Option, Next Level will, prior to the applicable Issuance Event Date or, in the case of an exercise following a Quarterly Plan Notice, within 10 business days after delivery to Next Level of an Exercise Notice, deliver to General Instrument (or any General Instrument Entity designated by General Instrument), against payment therefor, certificates (issued in the name of General Instrument or its permitted assignee hereunder or as directed by General Instrument) representing the shares of Common Stock or Nonvoting Stock, as the case may be, being purchased upon such exercise. Payment for such shares shall be made by wire transfer or intrabank transfer of immediately-available funds to such account as shall be specified by Next Level, for the full purchase price for such shares.


            2.4 Effect of Failure to Exercise. Except as provided in Section 2.6, any failure by General Instrument to exercise either Option, or any exercise for less than all shares purchasable under either Option, in connection with any particular Issuance Event shall not affect General Instrument's right to exercise the relevant Option in connection with any subsequent Issuance Event.

            2.5 Initial Public Offering. Notwithstanding the foregoing, General Instrument shall not be entitled to exercise the Common Stock Option in connection with the Initial Public Offering.

            2.6 Termination of Options. The Options shall terminate upon the occurrence of any Issuance Event that, after considering General Instrument's response thereto and to any other Issuance Events, results in the Ownership Percentage being less than 30%, other than any Issuance Event in violation of this Agreement. Each Option, or any portion thereof assigned to any General Instrument Entity other than General Instrument, also shall terminate in the event that the Person to whom such Option, or such portion thereof has been transferred, ceases to be a General Instrument Entity for any reason whatsoever. Each Option shall also terminate at the election of General Instrument.

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                                   ARTICLE III
                         CERTAIN COVENANT AND AGREEMENTS

            3.1 No Violations. (a) For so long as the Ownership Percentage is greater than 50%, Next Level covenants and agrees that it will not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time or otherwise, in a contravention or event of default by any General Instrument Entity of (i) any provisions of applicable law or regulation, including but not limited to provisions pertaining to the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended,
(ii) any provision of the certificate of incorporation or by-laws of any General Instrument Entity, (iii) any credit agreement or other material instrument binding upon any General Instrument Entity or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over any General Instrument Entity or any of its assets.

            (b) Next Level and General Instrument agree to provide to the other any information and documentation requested by the other for the purpose of evaluating and ensuring compliance with Section 3.1(a) hereof.

            (c) Notwithstanding the foregoing Sections 3.1(a) and 3.1(b), nothing in this Agreement is intended to limit or restrict in any way any General Instrument Entity's rights as a stockholder of Next Level.

            3.2 Tax Matters. (a) For all taxable periods ending on or before the date hereof, General Instrument shall timely prepare and file with the appropriate tax authority all returns with respect to Taxes for Next Level California and shall pay all Taxes shown due on such returns (other than any Taxes attributable to any action taken after the closing of the Next Level California Merger by Next Level or any of its Affiliates or any transferee of Next Level or any of its Affiliates), and such returns shall be prepared consistently with past practices. Both General Instrument and Next Level shall prepare any Tax returns relating to General Instrument and Next Level, respectively, in a manner consistent with the positions taken on such returns.

            (b) In the case of an audit or judicial proceeding that relates to Next Level California or Next Level for periods ending on or before the date hereof, General Instrument shall have the sole right to control the conduct of such audit or proceeding. Next Level shall not enter into any settlement or closing or other agreement with respect thereto without the consent of General Instrument.



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            (c) After the date hereof, Next Level shall notify General
Instrument in writing within 10 days following the receipt of written notice of the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Next Level. Such notice shall contain factual information describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted tax liability.

            (d) In the case of an audit or administrative or judicial proceeding that relates to periods ending after the date hereof, so long as General Instrument owns at least 30% of the number of outstanding shares of common stock of Next Level, General Instrument and Next Level shall jointly control the defense and settlement of any such contest and each party shall cooperate with the other party at its own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld and, if Next Level does not assume the defense of any such audit or proceeding, General Instrument may defend the same in such manner as it may deem appropriate, including but not limited to, settling such audit or proceeding.

            (e) Next Level shall prepare and file any Tax returns for all taxable periods that end after the date hereof and Taxes shown to be due on such returns. Such returns shall be prepared in a manner consistent with the prior practice of Next Level California and, so long as General Instrument owns at least 30% of the number of outstanding shares of common stock of Next Level, Next Level shall deliver to General Instrument such returns at least 15 business days before such return is due to be filed (taking into account any extensions of time to file such return that have been properly obtained) for General Instrument's review and comment.

            (f) General Instrument shall have the right to object to any items set forth on any return prepared by Next Level within 7 days of the delivery of a particular return under section 3.2(e) but only if there is no reasonable basis for the position taken with respect to an item or items set forth on such return or such return is otherwise inaccurate. In the event of such objection, the parties shall attempt in good faith to resolve the dispute and any resolution shall be final and binding on them. If the parties cannot resolve any such dispute within 7 days of such delivery, the items remaining in dispute shall be submitted to an independent accounting firm of international reputation selected by, and mutually acceptable to, General Instrument and Next Level and which expense shall be shared


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equally between General Instrument and Next Level. The independent accounting firm so selected shall determine the proper amounts for the items remaining in dispute and General Instrument and Next Level shall be bound by the determination by the independent accounting firm absent manifest error. The independent accounting firm shall make any such determination within 7 days after submission of the remaining disputed items. If a return is due before the date a disputed item is resolved hereunder, it shall be filed as prepared and resolved items shall be reflected on an amended return.

            (g) General Instrument and Next Level each shall provide the other party with such cooperation and information as such other party may reasonably request in filing any Tax return, amended return or claim for refund, determining a liability for taxes or a right to refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Next Level shall retain all returns, schedules and work papers and all material records or other documents relating to Tax matters until the later of (i) the expiration of the statute of limitations of the taxable periods to which such returns and other documents relate or (ii) five years following the date for such returns provided, however, that Next Level shall not dispose of any such materials if at least 90 business days before the later of the end of either of the periods described in clauses (i) or (ii) General Instrument has notified Next Level of its desire to review such material in which case General Instrument shall be given an opportunity to remove and retain all or any part of such materials.

            3.3 Rohnert Park Lease. (a) Next Level shall sublease the Rohnert Park facility currently occupied by Next Level (the "Facility") from General Instrument. Until December 31, 1999, sublease payments shall be in an amount equal to the amount payable by General Instrument pursuant to the lease and financing documents entered into under the Participation Agreement dated as of June 30, 1997 (the "Lease and Finance Agreements"), and Next Level shall make such payments directly to the parties contemplated by the Lease and Finance Agreements or as otherwise directed by General Instrument. Thereafter, Next Level shall pay directly to General Instrument the greater of a fair market value rent on the Facility or the amounts payable by General Instrument pursuant to the Lease and Finance Agreements.

            (b) Next Level shall have an option to require General Instrument to exercise its purchase option under the Lease and


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Finance Agreements for the Facility and to designate Next Level as the purchaser. The purchase price to be paid by Next Level to General Instrument shall be equal to (i) until December 31, 1999, the amount of indebtedness outstanding under the loans and lessor contributions obtained to facilitate the purchase and construction of the Facility and sufficient to permit the acquisition of the Facility and meet the purchase requirements set out in the Lease and Finance Agreements and obtain a complete release of General Instrument as a guarantor under the Lease and Finance Agreements and (ii) thereafter, the greater of the amount determined under clause (i) above or the fair market value of the Facility.

            (c) For purposes of Section 3.3(a) or (b), "fair market value" shall be determined in the following manner: General Instrument and Next Level shall endeavor in good faith to reach a mutual agreement as to such amount for a period of ten (10) business days, and if they cannot agree within ten (10) business days, then such amount shall be determined by an independent third party appraiser selected by General Instrument and reasonably acceptable to Next Level. The fees and expenses of such appraiser shall be borne equally by General Instrument and Next Level.

            3.4 Board of Directors. Upon the termination of the Voting Trust Agreement among General Instrument, Next Level and ChaseMellon Shareholder Services, LLC (and if at such time General Instrument holds at least a majority of the outstanding shares of Common Stock and gives Next Level reasonable advance notice thereof), Next Level and its board of directors shall take all actions necessary (without requiring any action on the part of any stockholder of Next Level) to appoint on the date of such termination any number of additional directors nominated by General Instrument. Prior to such termination, Next level will not increase the size of its board of directors without the prior written consent of General Instrument.

            3.5 Indemnification. Next Level shall indemnify and hold harmless each of the General Instrument Entities and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties"), against any and all costs and expenses from third party claims (including, without limitation, attorneys' fees, interest, penalties and costs of investigation, preparation or defense), judgments, fines, losses, claims, damages, liabilities, demands, actions, causes of action, assessments and amounts paid in settlement (collectively, "Losses"), including, without limitation, Losses under indemnification obligations of the Indemnified Parties to third parties, in each case, based on, arising out of, resulting from or in connection with any pending, threatened or completed claim,


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action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or other (collectively, the "Actions"), based on, arising out of, pertaining to or in connection with (a) any activities or omissions of the Next Level Entities (and their predecessors) or any of their officers, directors, employees, affiliates (other than the General Instrument Entities) or agents or (b) any breach by the Next Level Entities of this Agreement. This indemnity shall be applicable whether or not such Actions or the facts or transactions giving rise to such Actions arose prior to, on or subsequent to the date hereof. Next Level shall, if and to the extent requested in writing by the Indemnified Parties, participate in the defense of any such Action with counsel satisfactory to General Instrument; provided that, if any Indemnified Party determines that such Indemnified Party has a conflict of interest with Next Level or any other Indemnified Party, such Indemnified Party shall have the right to employ in its sole discretion separate counsel to represent such Indemnified Party. Next Level shall pay all fees and expenses of such separate counsel. Next Level shall not without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Action in respect of which indemnification may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such Action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such Action. The provisions of this Section are for the benefit of, and are intended to create third party beneficiary rights in favor of, each of the Indemnified Parties.

            3.6 Guaranty. Next Level shall obtain a complete release of General Instrument from its guaranty of Next Level's contract with Bell Atlantic as promptly as practicable after the date hereof and in any event not later than December 31, 1999.

            3.7 Confidentiality. Except as required by law, regulation or legal or judicial process, General Instrument agrees that neither it nor any General Instrument Entity nor any of their respective directors, officers, advisors, agents or employees will without the prior written consent of Next Level disclose to any other Person any material, non-public information concerning the business or affairs of Next Level acquired from any director, officer, advisor, agent or employee of Next Level (including any director, officer, advisor, agent or employee of Next Level who is also a director, officer, advisor, agent or employee of General Instrument).


                                   ARTICLE IV

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                                  MISCELLANEOUS

            4.1 Limitation of Liability. Neither General Instrument nor Next Level shall be liable to the other for any special, indirect, incidental or consequential damages of the other arising in connection with this Agreement.

            4.2 Affiliates. General Instrument agrees and acknowledges that it shall be responsible for the performance by each General Instrument Entity of the obligations hereunder applicable to such General Instrument Entity.

            4.3 Amendments. This Agreement may be amended only by a writing duly executed by or on behalf of each of the parties hereto; provided that, any amendments materially adverse to Next Level shall be approved by a majority of the directors of Next Level who are not affiliated with General Instrument.

            4.4 Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement or such provision of the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid, illegal or unenforceable, shall remain in full force and effect to the fullest extent permitted by law and shall not be affected thereby, unless such a construction would be unreasonable.

            4.5 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b)), addressed as follows:

            (a)   if to Next Level, to:

                  Next Level Communications, Inc.
                  6085 State Farm Drive
                  Rohnert Park, CA  94928
                  Attention:  Chief Financial Officer
                  Telecopy No.:  (707) 584-6859

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             (b)   If to General Instrument, to:

                   General Instrument Corporation
                   101 Tournament Drive
                   Horsham, PA  19044
                   Attention:  General Counsel
                   Telecopy No.:  (215) 323-1293


or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

            4.6 Further Assurances. General Instrument and Next Level shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

            4.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement.

            4.8 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Delaware.

            4.9 Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof.

            4.10 Majority Transferee. Upon General Instrument's request, Next Level agrees that it shall enter into an agreement with the Majority Transferee (as defined in Next Level's certificate of incorporation) (in substitution of this Agreement), if any, in form and substance reasonably satisfactory to the Majority Transferee and Next Level (i) granting to the Majority Transferee options for the purchase of Common Stock and Nonvoting Stock substantially upon the same terms and conditions as those contained in Article II, and (ii) containing other covenants and agreement for the benefit of the Majority Transferee that are substantially similar to the other covenants and agreements contained in this Agreement for the benefit of General Instrument; provided, that such agreement shall contain terms (including covenants and agreements of the Majority Transferee) for the benefit of Next Level that are substantially similar to the terms (including the covenants and agreements of General Instrument) for the benefit of Next Level contained herein.

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            4.11 Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing contained in this Agreement (other than Section 3.5), express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

            4.12 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that they shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which they may be entitled at law or equity.


            IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.




                                       GENERAL INSTRUMENT CORPORATION


                                       By: __________________________
                                           Name:
                                           Title


                                       NEXT LEVEL COMMUNICATIONS, INC.


                                       By: __________________________
                                           Name:
                                           Title